CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated September 10, 2013, relating to the financial statements of Enerpulse, Inc., which expresses an unqualified opinion and includes an explanatory paragraph which refers to the Company restating its financial statements as of December 31, 2012 and 2011, and for each of the years then ended, to reflect the correction of certain errors in previously issued financial statements, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado

September 30, 2013